Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Brian Korb
Chief Financial Officer	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

Strategic Diagnostics Reports Third Quarter 2008 Results

Significant Growth Seen in Key Segments:
Genomic Antibody Technology™ Revenue Grows 191% - Food Pathogens Revenue Grows 38% -
Water and Environmental Product Revenue Grow 14% Year over Year

NEWARK, Del., October 30, 2008 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications, today reported financial results for the quarter and nine months ended September 30, 2008. Revenues for the quarter increased 5% to $6.9 million, compared to $6.6 million for the same period in 2007. Revenues for the third quarter of 2008 were positively impacted by a 38% year-over-year increase in sales of Food Pathogen products, a 14% year-over-year increase in sales of Water and Environmental products, and a 191% year-over-year increase in sales of Genomic Antibody Technology™ (GAT™) products. These solid gains were offset by a decline of 8% in Antibody revenues.  As previously announced, the antibody business was adversely affected by decreased orders of Bulk and Monoclonal antibodies by customers who had accumulated excess inventories.

Year-to-date revenues increased 3% to $20.6 million, versus $19.9 million for the same period in 2007. Revenues were positively impacted by a 30% increase in sales of Food Pathogen products as well as an 11% increase in sales of Water and Environmental products. These gains were offset by a 4% reduction in Antibody revenue.

Third Quarter and Recent Highlights
•	Over 50% of the Company’s GAT™ revenue was from new customers, demonstrating SDI’s expanding reach.
•
SDI entered into a collaborative agreement with the University of Delaware, along with the Helen F. Graham Cancer Center at Christiana Care Health System, to develop biomarkers that detect prostate cancer metastasis.

•	Francis DiNuzzo, previously interim Chief Executive Officer of the Company, was appointed President and Chief Executive Officer.
•	Deborah Day Barbara was appointed Vice President of Business Development.
•	Stock repurchase program was approved for up to $3 million of SDI’s outstanding shares of common stock over the next 12 months.

Francis DiNuzzo, the Company’s Chief Executive Officer, commented, “The third quarter shows significant strides in SDI’s upward climb toward financial and strategic growth.  Overall, I am pleased with the results we saw in this past quarter, particularly across our GAT™, Food Pathogen, and Water and Environmental businesses.  There was again a shortfall in the monoclonal and bulk antibody customer orders due to previous excess inventory, which we fortunately expect to have a short-lived effect on customer purchase patterns and SDI revenues.  These customers tell us that they are pleased with the quality of antibodies we are providing and some are actually referring more business to us. The investments we made over the previous year in our antibody production capacity are expected to improve our margins as we continue to look towards higher value growth.  I look forward to the ongoing process of strengthening our different business units, focusing on key opportunities that we believe will best drive shareholder value.  Our recent collaboration with the University of Delaware shows our commitment to move up the value chain to new and opportunistic life science markets.”

Financials

In 000s	Q3 - 2008	Q3- 2007	Nine Months 2008	Nine Months 2007
Revenues	$6,892	$6,564	$20,631	$19,936
Gross Profit	3,348	3,897	10,781	12,045
R&D Expense	969	723	2,830	2,184
SG&A Expense	3,513	2,900	10,814	8,661
Operating Income (Loss)	(1,134)	166	(2,863)	1,092
Pre-tax Income (Loss)	(1,099)	275	(2,729)	1,427
Net Income (Loss)	(2,218)	0	(3,311)	694

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended September 30, 2008 totaled $3.3 million, as compared to $3.9 million for the same period in 2007.  Gross margins were 49% for the third quarter of 2008 compared to 59% for the same period in 2007.  Margins were negatively impacted by underutilized capacity in the antibody business.

Selling, general and administrative (SG&A) costs rose to $3.5 million for the third quarter of 2008 from $2.9 million for the third quarter of 2007. As a percentage of sales in these periods, SG&A expenses were 51% of revenues compared to 44% for the prior year. This increase is driven by costs associated with recruiting for additional management positions and continuing investments to strengthen the Company’s entrance into the life science markets.

Research and development costs rose to $1.0 million for the third quarter of 2008 from $0.7 million for the third quarter of 2007.  Research and development costs were 14% of revenues for the third quarter of 2008 compared to 11% for the third quarter of 2007. This increase is attributable to the continued development of SDI’s GAT™ platform and costs associated with the Company’s industrial biofermentation research efforts.

Pre-tax loss for the third quarter of 2008 totaled $1.1 million, compared to pre-tax income of $0.3 million for the prior year’s third quarter. Net loss for the 2008 third quarter was $2.2 million, or $0.11 per diluted share, compared to net income of $0.0, or $0.00 per diluted share, for the third quarter last year. Diluted shares totaling 20.4 million and 20.5 million were used in the computations for the third quarters of 2008 and 2007, respectively.

During the third quarter, the Company determined that federal net operating loss carryforwards expiring in the year 2010 may not be utilized. This resulted in a charge of approximately $1.6 million to income tax expense which is reflected in our net loss for the third quarter and nine months ended September 30, 2008. Taking this charge does not preclude the Company from utilizing these net operating loss carryforwards prior to their expiration date, if conditions allowed.  Doing so would result in a tax benefit.  As indicated by the fact that a charge has been taken, the Company does not currently expect this to occur.

Antibody Products
Antibody revenues decreased 8% to $3.3 million for the quarter ended September 30, 2008, compared to $3.6 million for the same period in 2007.  This decrease was primarily related to the aforementioned decrease in monoclonal and bulk antibody businesses.  GAT™ antibodies continue to grow, totaling $0.5 million for the third quarter, a 191% increase from the same period last year.

Food Pathogen Products
Food Pathogen revenues totaled $1.5 million for the third quarter of 2008, compared to $1.1 million for the same quarter in 2007. Food pathogen revenues increased 38% in the current quarter as compared to the third quarter of 2007, primarily due to the success of the Company’s SELECT™ product line, most notably the Salmonella and E. coli SELECT™ products.
.
Ag-GMO Products
Revenues for Ag-GMO products totaled $0.63 million for the third quarter of 2008, compared to $0.61 million for the third quarter of 2007, an increase of 4%.

Water and Environmental Products
Water and environmental products revenue was $1.4 million for the third quarter of 2008 compared to $1.3 million for the third quarter of 2007, primarily due to Microtox® product sales to China.

Industrial Biofermentation
The Company continued to develop bacteriophage technology in the production of ethanol from corn throughout the quarter.  The Company is continuing work with Energetix LLC and completed test-work in a pilot ethanol plant during the quarter.  The results from this pilot program are currently being analyzed by the Company.

Balance Sheet
The Company completed the quarter ended September 30, 2008 with a cash balance of $11.2 million. Stockholders’ equity at September 30, 2008 was $34.3 million.

Conference Call
A conference call to review third quarter results is scheduled for 4:30 p.m. Eastern Time on October 30, 2008. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern time on October 30, 2008 through 11:59 p.m. Eastern Time on October 31, 2008. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 297435.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of antibody technology to the Life Science market place.  Additionally the company provides biotechnology-based detection solutions for a broad range of food, water, agricultural, and environmental applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated reagents, reagent systems, antibody design services and bio-detection solutions to customer needs. Customers benefit from the enablement of their research into critical health care challenges of disease understanding, therapeutic development and diagnostic discovery.  Industrial customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in antibody design, immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets :
Cash and cash equivalents	$11,177	$12,988
Receivables, net	3,869	4,110
Inventories	3,989	4,204
Deferred tax asset	1,002	1,201
Other current assets	781	521
Total current assets	20,818	23,024

Property and equipment, net	5,353	5,481
Other assets	4	7
Deferred tax asset	7,034	7,389
Goodwill, net	4,158	4,201
Intangible assets, net	1,668	1,847
Total assets	$39,035	$41,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Accounts payable	$623	$569
Accrued expenses	2,058	1,866
Deferred revenue	125	5
Current portion of long-term debt	1,793	611
Total current liabilities	4,599	3,051

Long-term debt	-	1,640
Other non-current liabilities	130	130
Total non-current liabilities	130	1,770

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,496,361 and 20,410,540 issued and outstanding
at September 30, 2008 and December 31, 2007, respectively	205	205
Additional paid-in capital	40,186	39,594
Accumulated deficit	(6,141)	(2,830)
Cumulative translation adjustments	56	159
Total stockholders' equity	34,306	37,128
Total liabilities and stockholders' equity	$39,035	$41,949

The accompanying notes are an integral part of these statements

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Revenues	$6,892	$6,564	$20,631	$19,936

OPERATING EXPENSES:
Manufacturing	3,544	2,667	9,850	7,891
Research and development	969	723	2,830	2,184
Selling, general and administrative	3,513	2,900	10,814	8,661
Loss on disposal of assets	-	108	-	108
Total operating expenses	8,026	6,398	23,494	18,844

Operating income (loss)	(1,134)	166	(2,863)	1,092

Interest income (expense), net	35	109	134	335

Income (loss) before taxes	(1,099)	275	(2,729)	1,427

Income tax expense (benefit)	1,119	275	582	733

Net income (loss)	(2,218)	-	(3,311)	694

Basic net income (loss) per share	$(0.11)	$-	$(0.16)	$0.03

Shares used in computing basic
net income (loss) per share	20,395,339	20,360,125	20,386,811	20,301,521

Diluted net income (loss) per share	$(0.11)	$-	$(0.16)	$0.03

Shares used in computing diluted
net income (loss) per share	20,395,339	20,542,294	20,386,811	20,489,776

The accompanying notes are an integral part of these statements

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months
	Ended September 30,
	2008	2007

Cash Flows from Operating Activities :
Net income (loss)	$(3,311)	$694
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities :
Depreciation and amortization	1,004	905
Share-based compensation expense	533	352
Deferred income tax provision	597	570
(Gain) loss on disposal of fixed assets	(11)	93
(Increase) decrease in :
Receivables	241	(177)
Inventories	215	(1,218)
Other current assets	(260)	(239)
Other assets	3	(4)
Increase (decrease) in :
Accounts payable	54	(147)
Accrued expenses	197	(63)
Deferred Revenue	120	(12)
Other non-current liabilities	-	117
Net cash provided by (used in) operating activities	(618)	871

Cash Flows from Investing Activities :
Purchase of property and equipment	(702)	(2,264)
Proceeds from sale / disposal of assets	15	-
Net cash used in investing activities	(687)	(2,264)

Cash Flows from Financing Activities :
Proceeds from exercise of incentive stock options	-	470
Proceeds from employee stock purchase plan	55	22
Proceeds from issuance of long and short term debt	-	2,000
Repayments on financing obligations	(458)	(158)
Net cash provided by (used in) financing activities	(403)	2,334

Effect of exchange rate changes on cash	(103)	38

Net increase (decrease) in Cash and Cash Equivalents	(1,811)	979

Cash and Cash Equivalents, Beginning of Period	12,988	10,892

Cash and Cash Equivalents, End of Period	$11,177	$11,871

Supplemental Cash Flow Disclosure :

Cash paid for taxes	10	148

Cash paid for interest	90	41

The accompanying notes are an integral part of these statements